EXHIBIT 10.6
Form of 2009 Tier I Senior Management Time-Based Restricted Stock Unit Agreement

Name:
Number of Stock Units:
Date of Grant:
SunGard Capital Corp. and SunGard Capital Corp. II
Senior Management Time-Based Restricted Stock Unit Agreement
THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS
RESTRICTED STOCK UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING
AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET
FORTH IN THE STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP.,
SUNGARD CAPITAL CORP. II, SUNGARD HOLDING CORP., SOLAR CAPITAL CORP.
AND CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD
CAPITAL CORP. II, DATED AS OF AUGUST 10, 2005 (AS IN EFFECT FROM TIME TO
TIME, THE “STOCKHOLDERS AGREEMENT”).
SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY
ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL
ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.
This agreement (the “Agreement”) evidences Restricted Stock Units granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt and the Executive Employment Agreement, dated August 11, 2005, between the Grantee and SunGard Data Systems Inc. (the “Employment Agreement”). Any exercise of discretionary authority granted under the Plan shall be subject to the express terms of this Agreement, and the last sentence of Section 3 of the Plan shall not apply to determinations of the Administrator with respect to this Agreement or the provisions of the Plan as applied to this Agreement.
1. Grant of Restricted Stock Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, Restricted Stock Units for the number of Stock Units stated above (the “Stock Units”), on the terms provided herein and in the Plan. The Stock Units represent a conditional right to receive Units (as defined below) consisting of Class A Common shares, Class L Common shares and Lowerco Preferred shares (the “Shares”). The Stock Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an Employee.
2. Stock Unit Account. The Company shall establish and maintain a Stock Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Stock Units awarded to the Grantee. No Shares shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Companies with respect to any Stock Units recorded in the Account or amounts credited to the Account pursuant to Section 8. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.
3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The following terms shall have the same meaning as set forth in the Grantee’s Employment Agreement: “Board,” “Cause,” “Change of Control,” “Consulting Period,” “Date of Termination,” “Disability,” “Employer,” “Good Reason,” “Investors,” “Retained Business,” “Sale of a Business,” and “Sold Business.” The following terms shall have the following meanings:
(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case, as applicable, by the Company, Lowerco or any of their subsidiaries) of all or part of any class of Shares;
(b)	“Beneficiary” means, in the event of Grantee’s death, Grantee’s legal representative, executor, administrator or designated beneficiary, as applicable;
(c)	“Call Option” means an option in favor of Company or Lowerco to purchase for cash at a specified price the Shares received by Grantee (or Grantee’s Beneficiary) upon any payment of Stock Units pursuant to this Agreement;
(d) “Closing” means August 11, 2005;
(e)	“Fair Market Value” means, as of any date, as to any Share, the Board’s good faith determination of the fair market value of such Share as of the applicable reference date, taking into account the most recent annual valuation of the Company. The Company agrees to engage at least annually an independent third party appraiser to perform such valuation, and to update each such valuation on a quarterly basis. Upon the exercise of a Call Option pursuant to Section 6(a) or a Put Option, the Board will provide prompt written notice of its determination of the Fair Market Value of the applicable Shares (the “Board Notice”) to Grantee. Grantee shall have the right to contest the Fair Market Value thereof by notice to the Company within fifteen (15) business days of receipt of the Board Notice. If Grantee does so notify the Company of Grantee’s disagreement with the Fair Market Value set forth in the Board Notice within such time period, then the Company shall retain an independent third party appraiser reasonably acceptable to Grantee and to the Company to determine the fair market value of such Shares, and the determination of such independent appraiser shall govern. For this purpose, the appraiser last used by the Company in the ordinary course of business will be considered an independent appraiser. In the event that the Fair Market Value of the Shares as determined by such independent appraiser exceeds by the lesser of $200,000 or 10% the fair market value determined by the Board, then the Company shall bear the full cost of the appraisal. Otherwise, the Grantee (or the Grantee’s Beneficiary, as applicable) shall bear the full cost of the appraisal;
(f)	“Family Member” means, with respect to Grantee, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which one or more of these persons (or Grantee) control the management of assets, or any other entity in which one or more of these persons (or Grantee) own more than fifty percent of the voting interests;
(g)	“IPO” means the initial closing of a bona fide firm commitment underwritten public offering of equity shares of the Company, registered under the Securities Act of 1933, as amended, that results in such shares being traded on a liquid trading market;
(h)	“Put Option” means the obligation of the Company or Lowerco, upon thirty (30) days notice from Grantee, to use commercially reasonable efforts to repurchase for cash the Shares acquired by Grantee (or Grantee’s Beneficiary) upon payment of Stock Units pursuant to this Agreement at the then Fair Market Value of such Shares; provided, however, that any Shares subject to the Put Option shall have been held by Grantee (or Grantee’s Beneficiary) for at least six months. If Company or Lowerco (as the case may be) is not able to repurchase the Shares subject to the Put Option in cash as a result of any contractual or legal restriction, Company or Lowerco (as the case may be) shall provide Grantee (or Grantee’s Beneficiary) with a promissory note that bears interest at the prime rate as published in The Wall Street Journal on the repurchase date plus 1% and will become payable over the three year period from the date of the note;
(i)	“Registration Rights Agreement” means the Participation, Registration Rights and Coordination Agreement, dated as of August 10, 2005, by and among the Company, Lowerco, SunGard Holding Corp., Solar Capital Corp. and certain stockholders of the Company and Lowerco;
(j)	“Restrictive Covenant” means any of the restrictive covenants set forth in Section 5 of Grantee’s Employment Agreement;
(k)	“Retirement” means retirement within the meaning of Section 2.2(b) of Grantee’s Employment Agreement;
(l)	“Unit” means an undivided interest in 1.3 Class A shares, 0.1444 Class L shares and 0.05 Lowerco Preferred shares, determined at the Date of Grant, as it may be adjusted as provided herein;

As used herein with respect to the Stock Units, the term “vest” means that the restrictions on the right to receive payment pursuant to the Stock Units lapse in whole or in specified part.
4. Vesting of Stock Units. The Stock Units shall be subject to forfeiture until the Stock Units vest. The Stock Units shall vest, in accordance with Schedule A, based on the Grantee’s continued Employment; provided, however, that:
(a)	if the Grantee’s Employment terminates as a result of (i) termination of the Grantee by the Employer without Cause, (ii) resignation by the Grantee, or (iii) the Grantee’s Disability or death, then the Stock Units shall immediately stop vesting;
(b)	if the Grantee’s Employment terminates as a result of termination by the Employer for Cause, then the Stock Units will be immediately forfeited by the Grantee and terminate as of the Date of Termination;
(c)	if the Grantee’s Employment terminates as a result of the Grantee’s Retirement, then the Stock Units shall continue to vest for the duration of the Grantee’s Consulting Period;
(d)	upon a Sale of a Business where the Grantee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions, the Stock Units shall become fully vested; and
(e)	in the event of a Change of Control, the Stock Units shall become fully vested immediately before the Change of Control.
5. Payment of Stock Units. The Grantee’s vested Stock Units shall be paid in Shares upon the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code, (ii) the Grantee’s separation from service without Cause, or (iii) the date that is five years after the Date of Grant. If a Change of Control occurs before the Stock Units are fully vested, any Stock Units that subsequently vest shall be paid upon the first to occur of (i) the Grantee’s separation from service without Cause or (ii) the date that is five years after the Date of Grant. Notwithstanding the foregoing, a distribution of Shares under this Agreement upon separation from service shall only be made upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code and a distribution shall be made at a time and in a manner consistent with Section 409A. When the vested Stock Units become payable, the Companies will issue to the Grantee Shares representing the Units underlying the vested Stock Units, subject to satisfaction of the Grantee’s tax withholding obligations as described below, within 30 business days after the payment event.
6. Certain Calls and Puts.
(a)	Call on Resignation Without Good Reason. If the Grantee’s Employment terminates as a result of resignation by the Grantee other than for either Good Reason or Retirement, for the period ending one hundred eighty-one (181) days following the later of Grantee’s Date of Termination or the date on which Shares are paid to Grantee pursuant to this Agreement, each of the Company and Lowerco shall have a Call Option at the then Fair Market Value of such Shares, provided, however, that the Companies’ Call Options pursuant to this Section 6(a) shall cease to apply on the earlier of an IPO or the fifth anniversary of the Closing. For purposes of the preceding sentence, the term resignation does not include the departure of Grantee by reason of the Sale of a Business where Grantee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions.
(b)	Call on Termination For Cause. If the Grantee’s Employment is terminated by the Employer for Cause, for the period ending one hundred eighty-one (181) days following the later of Grantee’s Date of Termination or the date on which Shares are paid to Grantee pursuant to this Agreement, each of the Company and Lowerco shall have a Call Option at the then Fair Market Value of such Shares, provided, however, that the Companies’ Call Options pursuant to this Section 6(b) shall cease to apply on an IPO.
(c)	Put on Disability or Death. If the Grantee’s Employment terminates as a result of the Grantee’s Disability or death (and if and to the extent permitted by the Code (including Section 409A thereof)) the Grantee (or, the Grantee’s Beneficiary) shall have a Put Option at any time after Grantee’s Date of Termination, but prior to an IPO.
(d)	The Company or Lowerco may assign its rights under this Section 6 to any of their subsidiaries or to the Investors.
(e)	The provisions of this Section 6 supersede Section 6 of the Stockholders Agreement with respect to the Stock Units granted hereunder and the related Shares.
7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement.
8. Distributions, Redemptions, etc.
(a)	Upon the occurrence of an Adjustment Event, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Unit in connection with the Adjustment Event, multiplied by (ii) the number of Shares of the class of stock affected by the Adjustment Event that are included in each Unit immediately prior to the Adjustment Event, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.
(b)	If any other cash dividend or distribution is paid with respect to Shares underlying the Stock Units, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units, multiplied by (ii) the number of Shares of the applicable class of stock that are included in each Unit, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(c)	The amount credited to the Account pursuant to this Section 8 with respect to vested Stock Units is referred to as the “Bonus Value.” The amount credited to the Account pursuant to this Section 8 with respect to unvested Stock Units is referred to as the “Deferred Bonus Value.”
(d)	On the fifth business day after the end of each calendar quarter, the Company shall pay to the Grantee in cash an amount equal to the Bonus Value accrued by the Grantee for such quarter, subject to applicable tax withholding. The Company shall pay to the Grantee the Deferred Bonus Value accrued in connection with any unvested Stock Units on the fifth business day after the date on which such unvested Stock Units vest, subject to applicable tax withholding.
(e)	In the case of a redemption or repurchase of Shares, the number of Shares of the class of stock redeemed or repurchased that are subject to outstanding Stock Units will be automatically reduced by an amount proportionate to the percentage reduction in outstanding Shares of the affected class resulting from the redemption or repurchase. The Grantee shall be entitled to receive any information reasonably requested regarding the composition of a Unit, as adjusted in accordance with this Section 8.
9. Forfeiture. Upon delivery of Shares pursuant to the Stock Units, the Grantee shall certify on a form acceptable to the Committee that the Grantee is in compliance with the Restrictive Covenants and all other agreements between the Grantee and the Company or any of its Affiliates. If the Company determines that the Grantee is not in compliance with one or more of the Restrictive Covenants or with the provisions of any agreement between the Grantee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company or the applicable party, the Committee may cancel any unpaid Stock Units. The Company shall also have the following (and only the following) additional remedies:
(a)	During the six months after any delivery of Shares pursuant to the Stock Units, such delivery may be rescinded at the Company’s option if the Grantee fails to comply in any material respect with the terms of the Restrictive Covenants or of any other agreement with the Company or any of its affiliates or if the Grantee breaches any duty to the Company or any of its Affiliates. The Company shall notify the Grantee in writing of any such rescission within one year after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.
(b)	The Company shall have the right to offset, against any Shares and any cash amounts due to the Grantee under or by reason of the Grantee’s holding the Stock Units, any amounts to which the Company is entitled as a result of the Grantee’s violation of the terms of the Restrictive Covenants or of any other agreement with the Company or any of its affiliates or the Grantee’s breach of any duty to the Company or any of its Affiliates; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.
The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.
10. Legends, etc. Shares issued upon the lapse of any restrictions on the Stock Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.
11. Transfer of Stock Units. The Stock Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity.
12. Withholding. The payment of the Shares and other amounts in accordance with this Agreement will give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in accordance with Section 5 herein and paid cash in accordance with Section 8 hereof, are subject to the Grantee promptly paying to the Companies in cash or by Share withholding as described below (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Grantee also authorizes the Companies and their subsidiaries to withhold such amount from any amounts otherwise owed to the Grantee. Unless the Grantee elects otherwise in a time and manner specified by the Company, any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities.
13. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization and (iii) other requirements of applicable law. The

Administrator shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
14. Effect on Employment. Neither the grant of the Stock Units, nor the issuance of Shares or other payments in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco or any of their Affiliates, affect the right of the Company, Lowerco or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate his or her Employment at any time.
15. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.
16. Section 409A. It is intended that the Stock Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.
17. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
[SIGNATURE PAGE FOLLOWS]

By acceptance of the Stock Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement and the Registration Rights Agreement, in each case treating the undersigned as a “Manager” as defined therein.
Executed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

By:
Grantee
I acknowledge that I have received a copy of this Agreement and certain related information, and that I have read and understood these documents. I accept and agree to all of the provisions of this Agreement.

Grantee

Schedule A
Vesting Schedule
10% of the Stock Units shall vest on the first anniversary of the Date of Grant (“Initial Vesting Date”); and
The remaining 90% of the Stock Units shall vest in equal monthly installments over the 48 months following the Initial Vesting Date starting with the first monthly anniversary of the Initial Vesting Date.